Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

1.	Section 3(a) of the Plan is deleted in its entirety and replaced by the following new provision:

Share Reserve. The Plan is a “fixed” stock option plan reserving for issuance up to a maximum of 20% of the Company’s issued shares of Common Stock as of the date of the implementation of the Plan. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed seven million one hundred seventy-one five hundred forty (7,171,540) (the “Share Reserve”). Further, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

2.	The first paragraph of Section 5(c) of the Plan is deleted in its entirety and replaced by the following new provision:

Number of Optioned Shares. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of options awarded under the Plan and all other security based compensation arrangements of the Company hereunder shall not exceed the Share Reserve, subject to the following additional limitations for so long as the shares of Common Stock are listed on the TSX-V:

3.	Section 5(c)(ii) of the Plan is deleted in its entirety.

Effective: June 15, 2017

Attest:	/s/ Jeffrey Biunno
Jeffrey Biunno Secretary